ALLBIRDS REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Delivers Second Quarter Results in Line with and Above Guidance Ranges

Revises Full Year 2025 Revenue Outlook and Reiterates
Adjusted EBITDA Guidance

Product, Marketing and Customer Experience Initiatives Expected to Fuel Revenue Growth in Q4 2025

SAN FRANCISCO, Calif., August 7, 2025 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with sustainable materials to make better products in a better way, today reported financial results for the quarter ended June 30, 2025.

Second Quarter 2025 Overview

•Second quarter net revenue of $39.7 million, at the high end of the Company’s guidance range, and a decrease of 23.1% versus a year ago.
•Second quarter gross margin declined 980 basis points to 40.7% versus a year ago.
•Second quarter net loss of $15.5 million, or $1.92 per basic and diluted share.
•Second quarter adjusted EBITDA1 loss of $12.6 million, above the Company’s guidance range.
•Completed comprehensive financing package, including a new three-year $75 million revolving credit facility, consisting of a $50 million tranche and a $25 million accordion feature.
•Inventory at quarter end of $42.2 million, representing a decrease of 21.3% versus a year ago.
•As of June 30, 2025, the Company had $33.1 million of cash and cash equivalents and $5.0 million of outstanding borrowings under its $50.0 million revolving credit facility.

“Strong execution during the first half of the year has set us up for what’s ahead this fall,” said Joe Vernachio, CEO. “We are thrilled to be at the threshold of our product, marketing and customer experience initiatives coming together as we continue on our path to reigniting the Allbirds brand. In the weeks and months ahead, we’ll be delivering a continuous flow of modern lifestyle footwear that is distinctively Allbirds - modern design, unique materials and unmatched comfort. This debut, coupled with the operational and financial rigor we have embedded into the organization in recent years, gives us confidence in our expected return to top line growth in the fourth quarter of this year.”

Second Quarter Operating Results
In the second quarter of 2025, net revenue decreased 23.1% to $39.7 million compared to $51.6 million in the second quarter of 2024. The year-over-year decrease is primarily attributable to our planned retail store closures and international distributor transitions.

Gross profit totaled $16.2 million compared to $26.1 million in the second quarter of 2024, and gross margin declined 980 basis points to 40.7% compared to 50.5% in the second quarter of 2024. The decline in gross margin is primarily due to increased promotional activity, inventory adjustments primarily associated with the transition of the European market to a distributor, a higher mix of business from international distributors and a lower mix from retail stores, and increased per unit freight and duty costs in our direct business.

Selling, general, and administrative expense (SG&A) was $24.2 million, or 60.9% of net revenue, compared to $33.6 million, or 65.0% of net revenue in the second quarter of 2024. The decrease is primarily attributable to lower personnel expenses, occupancy costs, stock-based compensation expenses, and depreciation and amortization expenses.

Marketing expense totaled $8.5 million, or 21.5% of net revenue, compared to $11.7 million, or 22.8% of net revenue in the second quarter of 2024. The year-over-year decrease was primarily driven by decreased digital advertising spend.

Net loss for the second quarter of 2025 was $15.5 million compared to $19.1 million for the second quarter of 2024, and net loss margin was 39.1% compared to 37.1% in the second quarter of 2024.
1 For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures” below.

Adjusted EBITDA1 loss for the second quarter of 2025 improved to $12.6 million compared to a loss of $13.7 million in the second quarter of 2024, and adjusted EBITDA margin1 declined to (31.7)% compared to (26.6)% in the second quarter of 2024.

Six Month Operating Results
Net revenue in the first half of 2025 decreased 21.0% to $71.8 million compared to $90.9 million in the first half of 2024. The year-over-year decrease is primarily attributable to planned retail store closures and our international distributor transitions, partially offset by gift card breakage revenue, resulting from a change in accounting estimate in the first quarter.

Gross profit in the first half of 2025 totaled $30.6 million compared to $44.5 million in the first half of 2025, while gross margin declined to 42.6% in the first half of 2025 versus 49.0% in the same period a year ago. The decline in gross margin is primarily due to increased promotional activity, a higher mix of business from international distributors and a lower mix from retail stores, increased inventory adjustments, and increased per unit freight and duty costs in our direct business. These factors were partially offset by gift card breakage.

SG&A in the first half of 2025 was $49.4 million, or 68.8% of net revenue, compared to $73.3 million, or 80.6% of net revenue in the first half of 2024, with the decrease primarily attributable to decreases in personnel expenses, occupancy costs, depreciation and amortization, and stock-based compensation.

Marketing expense in the first half of 2025 totaled $20.5 million, or 28.6% of net revenue, compared to $19.5 million, or 21.4% of net revenue, in the first half of 2024, primarily driven by planned investments in the Company’s new brand marketing campaign in the first quarter and partially offset by decreased digital advertising spend in the second quarter.

Net loss in the first half of 2025 was $37.4 million compared to $46.5 million in the first half of 2024, and net loss margin was 52.1% compared to 51.1% in the first half of 2024.

Adjusted EBITDA loss1 in the first half of 2025 was $31.2 million compared to a loss of $34.6 million in the first half of 2024, and adjusted EBITDA margin1 declined to (43.5)% compared to (38.1)% for the first half of 2024.

Balance Sheet Highlights
As of June 30, 2025, Allbirds had $33.1 million of cash and cash equivalents and $5.0 million of outstanding borrowings under its $50.0 million revolving credit facility. Inventories totaled $42.2 million, a decrease of 21.3% versus a year ago, which is in line with expectations.

2025 Financial Guidance

Allbirds is providing the following financial guidance for 2025, which includes approximately $20 million to $25 million of impact to revenue associated with the transition from a direct selling model to a distributor model in certain international markets and the closure of certain Allbirds stores in the U.S. This compares to prior guidance of $18 million to $23 million of impact.

Full Year 2025

•Net revenue of $165 million to $180 million compared to previous guidance of $175 million to $195 million
◦U.S. net revenue of $132 million to $145 million
◦International net revenue of $33 million to $35 million
•Adjusted EBITDA2 loss of $65 million to $55 million, in line with prior guidance
2 A reconciliation of these non-GAAP financial measures to corresponding GAAP financial measures is not available on a forward-looking basis without unreasonable effort as we are currently unable to predict with a reasonable degree of certainty certain expense items that are excluded in calculating adjusted EBITDA, although it is important to note that these factors could be material to our results computed in accordance with GAAP. We have provided a reconciliation of GAAP to non-GAAP financial measures in the section titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for our second quarter 2025 and 2024 results included in this press release.

Third Quarter 2025

•Net revenue of $33 million to $38 million
◦U.S. net revenue of $27 million to $31 million
◦International net revenue of $6 million to $7 million
•Adjusted EBITDA loss2 of $20 million to $16 million

Conference Call Information

Allbirds will host a conference call to discuss the results, followed by Q&A, at 5:00 p.m. Eastern Time today, August 7, 2025. A live webcast and replay of the conference call will be available on the investor relations section of the Allbirds website at https://www.ir.allbirds.com. Information on the Company’s website is not, and will not be deemed to be, a part of this press release or incorporated into any other filings the Company may make with the Securities and Exchange Commission. A replay of the webcast will also be archived on the Allbirds website for 12 months.
About Allbirds, Inc.

Allbirds is a global modern lifestyle footwear brand, founded in 2015 with a commitment to make better things in a better way. That commitment inspired the company’s second product, the now iconic Wool Runner; and today, inspires a growing assortment of products known for superior comfort. Allbirds designs its products to be materially different by turning away from convention toward nature’s inspiration with materials like Merino wool, tree fiber and sugarcane. For more information, please visit www.allbirds.com.
Forward-Looking Statements

This press release and related conference call contain “forward-looking” statements, as the term is defined under federal securities laws, that are based on management’s beliefs and assumptions and on information currently available to management. All statements other than statements of historical facts, including statements regarding our future financial performance, including our financial outlook on financial results and guidance targets, planned transition to a distributors model in certain international markets, anticipated profitability of distributor model, future profitability, focus on improving efficiencies and driving profitability, estimated and/or targeted cost savings, medium-term financial targets, market position, future results of operations, financial condition, business strategy and plans, marketing strategy and investment, materials innovation, retail store updates, new product launches, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “designed,” “objective,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause actual results or facts to differ materially from those statements expressed or implied in the forward-looking statements, including, but not limited to: unfavorable economic conditions; our ability to execute our long-term growth strategy; fluctuations in our operating results; our ability to achieve the financial outlook and guidance targets; our ability to obtain additional capital; our ability to achieve our cost savings targets by 2025; deteriorating economic conditions, including economic recession, inflation, tax rates, foreign currency exchange rates, or the availability of capital; impairment of long-lived assets; the strength of our brand; our introduction of new products; our net losses since inception; the competitive marketplace; our reliance on technical and materials innovation; our use of sustainable high-quality materials and environmentally friendly manufacturing processes and supply chain practices; our ability to attract new customers and increase sales to existing customers; the impact of climate change and government and investor focus on sustainability issues; our ability to anticipate product trends and consumer preferences, including with respect to the product launches we have planned for 2025; breaches of security or privacy of business information; and our ability to forecast consumer demand. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results or performance to differ materially from those contained in any forward-looking statements we may make.

A further discussion of these and other factors that could cause our financial results, performance, and achievements to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and other reports we may file with the SEC from time to time. The forward-looking statements contained in this press release and related conference call relate only to events as of the date stated or, if no date is stated, as of the date of this press release and related conference call. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in or expressed by, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

Use of Non-GAAP Financial Measures

This press release and accompanying financial tables include references to adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP financial measures. We believe that providing these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance, and the adjustments we make to these non-GAAP financial measures may provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. These non-GAAP financial measures should not be considered as alternatives to net loss or net loss margin as calculated and presented in accordance with GAAP.

Adjusted EBITDA is defined as net loss before stock-based compensation expense, depreciation and amortization expense, impairment expense, restructuring expense (consisting of professional fees, personnel and related expenses, and other related charges resulting from our strategic initiatives), non-cash gains or losses on the sales of businesses relating to our strategic initiatives, other income or expense (consisting of non-cash gains or losses on foreign currency, non-cash gains or losses on sales of property and equipment, and non-cash gains or losses on modifications or terminations of leases), interest income or expense, and income tax provision or benefit.

Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenue.

Other companies, including companies in our industry, may calculate these adjusted financial measures differently, which reduces their usefulness as comparative measures. Because of these limitations, we consider, and investors should consider, these adjusted financial measures together with other operating and financial performance measures presented in accordance with GAAP.
Investor Relations:

ir@allbirds.com
Media Contact:

press@allbirds.com

Allbirds, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share, per share amounts, and percentages)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenue	$39,685	$51,582	$71,798	$90,909
Cost of revenue	23,531	25,527	41,244	46,398
Gross profit	16,154	26,055	30,554	44,511
Operating expense:
Selling, general, and administrative expense	24,156	33,552	49,368	73,258
Marketing expense	8,525	11,739	20,543	19,499
Restructuring expense	—	954	—	1,753
Total operating expense	32,681	46,245	69,911	94,510
Loss from operations	(16,527)	(20,190)	(39,357)	(49,999)
Net loss from the sales of businesses	—	(194)	—	(194)
Interest income	86	1,228	379	2,248
Other income	1,021	575	1,749	2,273
Loss before provision for income taxes	(15,420)	(18,581)	(37,229)	(45,672)
Income tax provision	(81)	(552)	(147)	(791)
Net loss	$(15,501)	$(19,133)	$(37,376)	$(46,463)

Net loss per share data:
Net loss per share attributable to common stockholders, basic and diluted	$(1.92)	$(2.45)	$(4.64)	$(5.96)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,090,259	7,824,200	8,055,136	7,796,614

Other comprehensive income (loss):
Foreign currency translation gain (loss)	1,894	(312)	2,584	(1,525)
Total comprehensive loss	$(13,607)	$(19,445)	$(34,792)	$(47,988)

Allbirds, Inc.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Statements of Operations Data, as a Percentage of Net Revenue:
Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	59.3%	49.5%	57.4%	51.0%
Gross profit	40.7%	50.5%	42.6%	49.0%
Operating expense:
Selling, general, and administrative expense	60.9%	65.0%	68.8%	80.6%
Marketing expense	21.5%	22.8%	28.6%	21.4%
Restructuring expense	—%	1.8%	—%	1.9%
Total operating expense	82.4%	89.7%	97.4%	104.0%
Loss from operations	(41.6)%	(39.1)%	(54.8)%	(55.0)%
Net loss from the sale of business	—%	(0.4)%	—%	(0.2)%
Interest income	0.2%	2.4%	0.5%	2.5%
Other income	2.6%	1.1%	2.4%	2.5%
Loss before provision for income taxes	(38.9)%	(36.0)%	(51.9)%	(50.2)%
Income tax provision	(0.2)%	(1.1)%	(0.2)%	(0.9)%
Net loss	(39.1)%	(37.1)%	(52.1)%	(51.1)%

Other comprehensive income (loss):
Foreign currency translation gain (loss)	4.8%	(0.6)%	3.6%	(1.7)%
Total comprehensive loss	(34.3)%	(37.7)%	(48.5)%	(52.8)%

Allbirds, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)
(unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$33,144	$66,732
Accounts receivable	7,814	6,168
Inventory	42,243	44,121
Prepaid expenses and other current assets	11,083	13,536
Total current assets	94,284	130,558

Property and equipment—net	15,386	17,825
Operating lease right-of-use assets	22,227	38,082
Other assets	4,921	2,414
Total assets	$136,818	$188,879

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	12,087	10,773
Accrued expenses and other current liabilities	13,601	18,821
Current lease liabilities	9,656	10,879
Deferred revenue	1,602	3,896
Total current liabilities	36,946	44,369

Non-current liabilities:
Non-current lease liability	23,482	42,796
Long-term debt	5,000	—
Other long-term liabilities	29	29
Total non-current liabilities	28,511	42,825
Total liabilities	$65,457	$87,194

Commitments and contingencies (Note 11)

Stockholders’ equity:
Class A Common Stock, $0.0001 par value; 2,000,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 5,604,152 and 5,456,072 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively[3]	1	1
Class B Common Stock, $0.0001 par value; 200,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 2,542,365 and 2,542,365 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively[1]	—	—
Additional paid-in capital	596,350	591,882
Accumulated other comprehensive loss	(3,097)	(5,681)
Accumulated deficit	(521,893)	(484,517)
Total stockholders’ equity	71,361	101,685

Total liabilities and stockholders’ equity	$136,818	$188,879

3 Amounts have been adjusted to reflect the 1-for-20 reverse stock split that became effective on September 4, 2024.

Allbirds, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(37,376)	$(46,463)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,802	7,334
Amortization of debt issuance costs	—	8
Stock-based compensation	4,399	6,273
Inventory write-down	1,984	866
Provision for bad debt	—	802
Loss from sale of business	—	194
Deferred taxes	—	393
Gift card breakage	(1,990)	—
Changes in assets and liabilities:
Accounts receivable	(1,587)	(3,208)
Inventory	393	1,492
Prepaid expenses and other current assets	2,731	2,976
Operating lease right-of-use assets and current and noncurrent lease liabilities	(4,733)	(8,897)
Accounts payable and accrued expenses	(3,890)	(3,438)
Other long-term liabilities	—	—
Deferred revenue	(308)	(123)
Net cash used in operating activities	(36,575)	(41,791)

Cash flows from investing activities:
Purchase of property and equipment	(1,371)	(2,427)
Changes in security deposits	91	1,173
Proceeds from sale of businesses	386	1,349
Net cash used in investing activities	(894)	95

Cash flows from financing activities:
Proceeds from line of credit	5,000	—
Proceeds from the exercise of stock options	8	34
Taxes withheld and paid on employee stock awards	(4)	(1)
Proceeds from issuance of common stock under employee stock purchase plan	67	150
Payment of deferred financing costs	(2,919)	—
Net cash provided by financing activities	2,152	183

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	1,734	(1,092)
Net decrease in cash, cash equivalents, and restricted cash	(33,583)	(42,605)
Cash, cash equivalents, and restricted cash—beginning of period	67,584	130,673
Cash, cash equivalents, and restricted cash—end of period	$34,001	$88,068

Supplemental disclosures of cash flow information:
Cash paid for interest	$50	$73
Cash paid for taxes	$133	$1,169
Noncash investing and financing activities:
Purchase of property and equipment included in accounts payable	$48	$2
Stock-based compensation included in capitalized internal-use software	$70	$173
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$33,144	$87,224
Restricted cash included in prepaid expenses and other current assets	857	845
Total cash, cash equivalents, and restricted cash	$34,001	$88,068

Allbirds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except share, per share amounts, and percentages)
(unaudited)
The following tables present a reconciliation of adjusted EBITDA to its most comparable GAAP measure, net loss, and presentation of net loss margin and adjusted EBITDA margin for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Net loss	$(15,501)	$(19,133)	$(37,376)	$(46,463)
Add (deduct):
Stock-based compensation expense	2,048	2,929	4,332	6,273
Depreciation and amortization expense	1,907	2,574	3,808	7,354
Restructuring expense	—	954	—	1,753
Net loss from sale of business	—	194	—	194
Other income	(1,021)	(575)	(1,749)	(2,273)
Interest income	(86)	(1,228)	(379)	(2,248)
Income tax provision	81	552	147	791
Adjusted EBITDA	$(12,572)	$(13,733)	$(31,217)	$(34,619)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Net revenue	$39,685	$51,582	$71,798	$90,909

Net loss	$(15,501)	$(19,133)	$(37,376)	$(46,463)
Net loss margin	(39.1)%	(37.1)%	(52.1)%	(51.1)%

Adjusted EBITDA	$(12,572)	$(13,733)	$(31,217)	$(34,619)
Adjusted EBITDA margin	(31.7)%	(26.6)%	(43.5)%	(38.1)%

Allbirds, Inc.
Net Revenue and Store Count by Primary Geographical Market
(in thousands, except for store count)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
United States	$28,649	$36,627	$54,274	$65,859
International	11,036	14,955	17,524	25,050
Total net revenue	$39,685	$51,582	$71,798	$90,909

	Store Count by Primary Geographical Market
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
United States[1]	44	45	45	42	32	31	30	25	21
International[2]	18	15	15	15	11	3	3	3	3
Total stores	62	60	60	57	43	34	33	28	24

END OF RELEASE
1 In the first quarter of 2024, we closed the operations of three stores in the U.S. In the second quarter of 2024, we closed the operations of ten stores in the U.S. In the third quarter of 2024, we closed the operations of one store in the U.S. In the fourth quarter of 2024, we closed the operations of one store in the U.S. In the first quarter of 2025, we closed the operations of five stores in the U.S. In the second quarter of 2025, we closed the operations of four stores in the U.S.

2 In the third quarter of 2023, we transitioned the operations of three international stores to distributors. In the second quarter of 2024, we transitioned the operations of two stores in Japan and one store in New Zealand to unrelated third-party distributors and closed one store in Europe. In the third quarter of 2024, we transitioned the operations of six stores in China to an unrelated third-party distributor and closed two stores in Europe.